                                                                      EXHIBIT 12
                         Briggs & Stratton Corporation
               Computation of Ratio of Earnings to Fixed Charges


                                                       Nine Months Ended
                                                        March 30, 1997
                                                       ------------------
Net income                                               $   57,946,000

Add:
    Interest                                                  7,051,000
    Income tax expense and other taxes on income             35,520,000
    Fixed charges of unconsolidated subsidiaries                478,000
                                                         --------------
            Earnings as defined                          $  100,995,000
                                                         ==============

Interest                                                      7,051,000
Fixed charges of unconsolidated subsidiaries                    478,000
                                                         --------------
            Fixed Charges as defined                     $    7,529,000
                                                         ==============
Ratio of earnings to fixed charges                                13.41 x
                                                         ==============